EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 7 to Registration Statement No. 033-06004 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 033-53771 on Form S-8, Registration Nos. 333-01109, 333-04611, 333-64161, 333-84917, 333-41806, 333-41808, 333-87814, 333-105203, and 333-150934 on Form S-8 of our reports dated February 20, 2015 relating to the consolidated financial statements of ITT Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
Stamford, Connecticut

February 20, 2015